UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.        )

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agilon health, inc.
(Name of Registrant as Specified In Its Charter)
(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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AGILON HEALTH, INC.

Supplement to Proxy Statement

For Special Meeting of Stockholders

To Be Held on March 17, 2026

EXPLANATORY NOTE
This proxy statement supplement, dated February 19, 2026 (the “Supplement”), has been filed solely to clarify the disclosure set forth in the Company’s definitive proxy statement (the “Proxy Statement”), as filed with the U.S. Securities and Exchange Commission on February 18, 2026, under the heading “Proposal No. 1—Approval of an Amendment to the Company’s Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split of the Company’s Common Stock—Principal Effects of the Reverse Stock Split on the Company’s Common Stock; No Fractional Shares” relating to the vote required for proposal 1 to be acted on at the Special Meeting to be held on March 17, 2026 and any adjournment or postponement thereof (the “Supplemental Disclosure”). Following the filing of the Proxy Statement, we determined that due to administrative error, a reference to 20,743,488 shares of the Company’s common stock which may be issued and outstanding following the Reverse Stock Split, depending on the Split Ratio Range should instead refer to 16,594,791 shares of the Company’s common stock which may be issued and outstanding following the Reverse Stock Split, depending on the Split Ratio Range. This corrected information is provided below and replaces the information originally included in the Proxy Statement in its entirety. The Supplemental Disclosure updates the Proxy Statement and the Supplemental Disclosure should be read in conjunction with Proxy Statement.
The Supplemental Disclosure does not change the proposals to be acted on at the Special Meeting or the recommendation of the Board of Directors of the Company with respect to any proposals. Except as specifically supplemented by the information contained in the Supplemental Disclosure, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares. Capitalized terms used in this Supplement and not otherwise defined herein have the meaning given to them in the Proxy Statement.

CHANGES TO PROXY STATEMENT
PROPOSAL NO. 1
The first paragraph under the heading “Proposal No. 1—Approval of an Amendment to the Company’s Amended and Restated Certificate of Incorporation to Effect a Reverse Stock Split of the Company’s Common Stock—Principal Effects of the Reverse Stock Split on the Company’s Common Stock; No Fractional Shares” on page 7 of the Proxy Statement is amended and restated to read as follows:
If the Company’s stockholders approve the Amendment Proposal, and if the Board of Directors decides to effectuate the Reverse Stock Split, the principal effect of the amendment would be to reduce the number of issued and outstanding shares of the Company’s common stock, depending on the Split Ratio Range set forth in such amendment, from approximately 414,869,759 shares as of the Record Date to between approximately 16,594,791 shares and 82,973,952 shares, assuming no shares of the Company’s common stock are issued before the effective date of the Reverse Stock Split. While the Board of Directors has authorized the Company to complete the Reverse Stock Split within the Split Ratio Range, the Company does not intend to effectuate a Reverse Stock Split to the extent that the Reverse Stock Split would result in the Company going private or failing to meet any of the NYSE continued listing requirements. If the Reverse Stock Split is effectuated, each five to twenty-five shares of common stock issued and outstanding or held by the Company as treasury stock immediately prior to the Record Date would be automatically reclassified, combined and converted into one (1) share of Common Stock.